Exhibit 99.1

EVgo Completes Business Combination with Climate Change Crisis Real Impact I Acquisition Corporation

LOS ANGELES – July 1, 2021 - EVgo Services, LLC (“EVgo”), the nation’s largest public fast charging network for electric vehicles (EVs) and first powered by 100% renewable electricity, today announced that it has completed its previously announced business combination with Climate Change Crisis Real Impact I Acquisition Corporation (“CLII”).

The transaction was unanimously approved by CLII’s Board of Directors and was approved at a special meeting of CLII stockholders on June 29, 2021. More than 99% of the votes cast at the Special Meeting were in favor of the approval of the business combination. CLII stockholders also voted overwhelmingly to approve all other proposals presented at the Special Meeting.

Concurrent with the completion of its business combination, CLII has changed its name to from “Climate Change Crisis Real Impact I Acquisition Corporation” to “EVgo Inc.” Commencing at the open of trading on July 2, 2021, EVgo Inc.’s Class A common stock and EVgo Inc.’s warrants are expected to commence trading on The Nasdaq Global Select Market LLC (“Nasdaq”) under the symbols “EVGO” and “EVGOW,” respectively.

To celebrate the milestone, members of EVgo, LS Power and CLII will ring the opening bell at the Nasdaq in New York on July 2, 2021. A live webcast of the opening bell ceremony will can be accessed beginning at 9:15 a.m. Eastern time from the following link: https://www.nasdaq.com/marketsite/bell-ringing-ceremony.

Management Commentary

“The completion of our business combination represents a critical milepost in EVgo’s ongoing evolution,” said Cathy Zoi, CEO of EVgo Inc. “I appreciate every employee, partner and driver that has positioned us to achieve this important step in our company’s history. With our new public platform, we are armed with greater resources and are more motivated than ever to make it easier for drivers to go electric through the continued expansion of what is already the largest public fast charging network in the country.”

“We are excited to take EVgo public,” said David Nanus, EVgo Chairman and Co-Head of Private Equity at LS Power. “We look forward to continuing to partner with Cathy and her outstanding team as they execute on the incredible growth opportunity in front of them and drive electrification of the transportation space.”

“We are proud of the tremendous teamwork exhibited by the entire team in helping to drive an efficient and successful completion of our business combination,” added David Crane, Chief Executive Officer of CLII. “EVgo is an incredible partner to help advance our mission of driving decarbonization and combating climate change through enhanced and more widespread adoption of electric vehicles.”

Transaction Overview

The transaction is primarily comprised of approximately $230.0 million of cash from CLII’s former trust account and $400.0 million of cash from a private investment in public equity (PIPE), not including redemptions and transaction fees. The PIPE is anchored by institutional investors including private funds affiliated with Pacific Investment Management Company LLC (PIMCO), funds and accounts managed by BlackRock, Wellington Management, Neuberger Berman Funds and Van Eck Associates Corporation.

EVgo Inc. will use the proceeds to fuel its growth strategy, including the buildout of its charging infrastructure network, while enhancing its position as the market leader in the transition to clean mobility. LS Power and EVgo management, who together owned 100% of EVgo prior to the business combination, have rolled 100% of their equity, and own approximately 74% of the combined company.

Leadership

EVgo’s senior management team will continue to lead the now combined company, including Cathy Zoi (Chief Executive Officer), Olga Shevorenkova (Chief Financial Officer), Ivo Steklac (Chief Operating and Chief Technology Officer), Jonathan Levy (Chief Commercial Officer), and Francine Sullivan (Chief Legal Officer).

EVgo Inc.’s Board of Directors will be comprised of David Nanus (Chairman), Cathy Zoi, Kate Brandt, Patricia K. Collawn, Elizabeth Comstock, Joseph Esteves, Darpan Kapadia, John King, and Rodney Slater.

Advisors

Credit Suisse served as lead financial advisor and capital markets advisor to EVgo and also acted as joint lead placement agent on the PIPE. Evercore also served as financial advisor and capital markets advisor to EVgo and placement agent on the PIPE. Vinson & Elkins L.L.P. served as legal advisor to EVgo. BofA Securities served as exclusive financial advisor to CLII, and also acted as joint lead placement agent on the PIPE. Mayer Brown LLP served as legal advisor to CLII and Milbank LLP acted as counsel to LS Power. Latham & Watkins L.L.P. served as counsel to the placement agents on the PIPE.

About EVgo

EVgo is the nation’s largest public fast charging network for electric vehicles, and the first to be powered by 100% renewable energy. With more than 800 fast charging locations, EVgo’s owned and operated charging network serves over 65 metropolitan areas across 34 states and more than 250,000 customers. Founded in 2010, EVgo leads the way on transportation electrification, partnering with automakers; fleet and rideshare operators; retail hosts such as hotels, shopping centers, gas stations and parking lot operators; and other stakeholders to deploy advanced charging technology to expand network availability and make it easier for drivers across the U.S. to enjoy the benefits of driving an EV. As a charging technology first mover, EVgo works closely with business and government leaders to accelerate the ubiquitous adoption of EVs by providing a reliable and convenient charging experience close to where drivers live, work and play, whether for a daily commute or a commercial fleet.

EVgo

For Investors:

Ted Brooks, VP of Investor Relations

investors@evgo.com

310-954-2943

For Media:

EVgoPR@icrinc.com

CLII

For Investors:

Dan Gross

dan.gross@climaterealimpactsolutions.com

For Media:

Isaac Steinmetz, Director of Media Relations

cris@antennagroup.com

646-883-3655

LS Power

Steven Arabia

Director, Government Affairs & Media Relations

sarabia@lspower.com

609-212-3857